UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934 (1)

Date of Report (Date of earliest event reported): April 22, 2010

ALLBRITTON COMMUNICATIONS COMPANY

(Exact name of registrant as specified in its charter)

Commission file number: 333-02302

Delaware	74-1803105
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification no.)

1000 Wilson Boulevard

Suite 2700

Arlington, VA 22209

(Address of principal executive offices, including zip code)

(703) 647-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14k-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)	Pursuant to Section 15(d) of the Securities Exchange Act of 1934, the Company’s duty to file reports is automatically suspended as a result of having fewer than 300 holders of record of each class of its debt securities outstanding as of October 1, 2009, but the Company agreed under the terms of certain long-term debt to continue these filings in the future.

Item 1.01	Entry into a Material Definitive Agreement

On April 22, 2010, Allbritton Communications Company (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Deutsche Bank Securities Inc. and Banc of America Securities LLC, as representatives of the several initial purchasers, relating to the issuance and sale of $455 million in aggregate principal amount of the Company’s 8% Senior Notes due 2018 (the “Notes”). The Notes are expected to be issued under an indenture to be entered into by and between the Company and U.S. Bank National Association, as trustee.

A copy of the Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The description of the Purchase Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Purchase Agreement.

Item 9.01	Financial Statements and Exhibits

(d) Exhibit

10.1	Purchase Agreement dated April 22, 2010 by and among the Company, Deutsche Bank Securities Inc. and Banc of America Securities LLC as representatives of the several initial purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLBRITTON COMMUNICATIONS COMPANY
(Registrant)

April 27, 2010		/S/ STEPHEN P. GIBSON
Date	Name:	Stephen P. Gibson
	Title:	Senior Vice President and Chief Financial Officer